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                                            EXHIBIT (5) & (23)



                                  January 13, 1997




Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281-1220

Gentlemen:

    As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the "Company"), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriters named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated November 26, 1996 (the "Underwriting Agreement"), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), as supplemented by the Terms Agreement dated January 8, 1997 (the "Terms Agreement") among the Company, MLPF&S and the other underwriters named therein (the "Underwriters"), of $500,000,000 aggregate principal amount of the Company's 7% Notes due January 15, 2007 (the "Notes"). We have also examined a copy of the Indenture between the Company and The Chase Manhattan Bank,


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formerly known as Chemical Bank (successor by merger to Manufacturers Hanover
Trust Company), as Trustee, dated as of April 1, 1983, as amended and restated (the "Indenture"), and the Company's Registration Statements on Form S-3 (File Nos. 33-65135 and 333-13649) relating to the Notes (the "Registration Statements").
    Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:
    1. The Company has been duly incorporated under the laws of the State of Delaware.
    2. The Notes have been duly and validly authorized by the Company and when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting enforcement of creditors' rights or by general equity principles.
    We consent to the filing of this opinion as an exhibit to the Registration Statements and as an exhibit to the Current Report of the Company on Form 8-K dated January 13, 1997.

                                 Very truly yours,

                                  /s/ Brown & Wood LLP